Exhibit 5.1

REEDER & SIMPSON P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
simpson@otenet.gr

Genco Shipping & Trading Limited

299 Park Avenue, 20th Floor

New York, New York 10171

May 19, 2008

Re: Genco Shipping & Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI non-resident domestic corporation and in such capacity we have assisted in the preparation and filing with the United States Securities and Exchange Commission (the “Commission”), under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (such registrations statement and any additional registration statement filed pursuant to Rule 462(b) is herein referred to as the “Registration Statement”), in respect to the contemplated issuance by the Company of 2,702,637 shares (the “Company Shares”) of  common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as 3,547,363 shares (the “Selling Shareholder Shares”) of Common Stock which may be resold by selling shareholders, for the purpose of rendering an opinion that relates to the application and interpretation of  RMI law.

In connection with this opinion we have examined an electronic copy of the Registration Statement and the prospectus to which the Registration Statement relates.

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings as we have deemed relevant, our knowledge of factual matters is limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of, any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein.  We assume no obligation to advise the Company or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the foregoing and to the qualifications and limitations hereafter expressed, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the underwriting agreement referenced in the Registration Statement, will be validly issued, fully paid, and non-assessable, and that the Selling Shareholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby authorize the Company to file this opinion as an exhibit to the Registration Statement and consent to the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely.

/s/ Reeder & Simpson PC
Reeder & Simpson PC